EXHIBIT 2.1A






                                 AMENDMENT NO. 1

                                       to

                          AGREEMENT AND PLAN OF MERGER


                                  By and Among


                           IRON MOUNTAIN INCORPORATED,


                               ARCUS GROUP, INC.,


                           UNITED ACQUISITION COMPANY

                                       and

                         ARCUS TECHNOLOGY SERVICES, INC.


                                   dated as of


                                November 25, 1997

                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


     AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of November 25, 1997, by and among Iron Mountain Incorporated, a Delaware corporation ("Acquiror"), Arcus Group, Inc., a Delaware corporation (the "Company"), United Acquisition Company, a Nevada corporation ("UAC"), and Arcus Technology Services, Inc., a Delaware corporation ("ATSI").

                              W I T N E S S E T H:

     WHEREAS, the parties hereto entered into an Agreement and Plan of Merger, dated as of September 26, 1997 (the "Merger Agreement"); and

     WHEREAS, the parties hereto wish to amend certain of the terms and conditions of the Merger Agreement; and

     WHEREAS, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment No. 1, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE 1.

                                   AMENDMENTS

     Section 1.1. Section 2.1 (c) of the Merger Agreement shall be deleted in its entirety and replaced with the following:


          "Each Share, each Preferred Share and each warrant to acquire shares of Company Stock (each, a "Company Stock Warrant" and collectively, the "Company Stock Warrants") outstanding as of the Effective Time and owned of record by Acquiror shall automatically be canceled and extinguished without any exercise or conversion thereof and no exchange or payment shall be made with respect thereto."


     Section 1.2. The last clause of Section 3.16(a)(v) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

          ", and commitments under Leases existing on that date or incurred since that date in the ordinary course of business and regularly scheduled payments under contracts relating to long-term indebtedness or the current portion thereof in accordance with the applicable payment schedule."

     Section 1.3. Section 6.1(g) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

          "(g) The holders of all Warrants that have accepted Acquiror's offer to purchase Warrants and executed a Warrant Purchase Agreement as of the date hereof shall have sold, and Acquiror shall have purchased, all such Warrants for a cash purchase price equal to the aggregate Warrant Purchase Price."

     Section 1.4. Section 6.2 shall be amended by deleting "and" at the end of subsection (i), inserting "and;" in place of the period at the end of subsection
(j) and inserting a new subsection (k) which reads as follows:

          "(k) The Arcus Parties shall have furnished Acquiror with such certificates, at or prior to the Closing Date, evidencing the payment by the Arcus Parties of substantially all Expenses incurred by each of the Arcus Parties in connection with or related to this Agreement, the Merger and the Transactions, using (i) funds drawn under the Credit Facility or
     (ii) cash."

     Section 1.5. The first sentence of Section 8.3(c) of the Merger Agreement shall be deleted in its entirety and replaced with following:

          "(c) In the event there are no Unresolved Claims (as defined in the Escrow Agreement), on the nine month anniversary of the Closing Date, or the next business day if such date is not a business day (the "Initial Distribution Date"), an aggregate of $3,000,000 of the Escrow Indemnity Funds less any amounts previously paid to Acquiror from the Escrow Indemnity Funds (the "Initial Disbursement Amount") shall be distributed to the Stockholder Representative for the benefit of each former holder of a Share Certificate and each former holder of a Warrant sold pursuant to a Warrant Purchase Agreement as follows: (i) to each former holder of a Share Certificate (or his, her or its nominee or transferee, as set forth in the Transmittal Documents in respect of the Cash Merger Consideration) an amount equal to the Initial Disbursement Amount times a fraction, the numerator of which shall equal the value (calculated based on the Determination Price) of such former holder's Exchange Common Consideration and the denominator of which shall equal the Total Primary Equity Base, and
     (ii) to each former holder of a Warrant sold pursuant to a Warrant Purchase Agreement an amount equal to the Initial Disbursement Amount times a fraction, the numerator of which shall equal the sum of the Warrant Purchase Price paid to such holder pursuant to a Warrant Purchase Agreement and the value (calculated based on the Determination Price) of such holder's Exchange Preferred Consideration and the denominator of which shall equal the Total Primary Equity Base, as more specifically set forth in the Warrant Purchase Agreement."

     Section 1.6. Article 11 of the Merger Agreement shall be amended by replacing clauses (ii) and (iii) of the definition of "Fully Diluted Common Equity Value" with the following clauses:


     ", (ii) the aggregate exercise price of all Option Securities (whether vested or unvested and excluding Company Stock Warrants) as of the Effective Time, and (iii) the aggregate exercise price of all Company Stock Warrants which are outstanding as of the Effective Time (without giving effect to Section 2.1(c))."

     Section 1.7. Article 11 of the Merger Agreement shall be amended by replacing clause (ii) of the definition of "Fully Diluted Common Shares" with the following clause:

          "(ii) the number of Shares of Company Stock which would have been issued or remained outstanding as a result of the Reorganization had holders of UAC Common Stock, ATSI Common Stock or Company Stock not exercised dissenters or appraisal rights in connection with the UAC Merger or the ATSI Merger, as the case may be,"

     Section 1.8. Article 11 of the Merger Agreement shall be amended by replacing clause (iv) of the definition of "Fully Diluted Common Shares" with the following clause:

          "(iv) the maximum number of Shares of Company Stock which may be issued pursuant to the Company Stock Warrants which are outstanding as of the Effective Time (without giving effect to Section 2.1(c))."

     Section 1.9. Article 11 of the Merger Agreement shall be amended by replacing the definition of "Warrant Purchase Price"with the following definition:

          ""Warrant Purchase Price" shall mean the dollar amount equal to the product of (i) the number of shares of UAC Common Stock underlying a Warrant that will be purchased by Acquiror pursuant to the terms of the Warrant Purchase Agreement and (ii) the difference between the UAC Equity Value Per Share and the exercise price per share of UAC Common Stock applicable to such Warrant."

     Section 1.10. Article 11 of the Merger Agreement shall be amended by replacing the definition of "Warrants" with the following definition:

          ""Warrants" shall mean the warrants to acquire shares of UAC Common Stock."

     Section 1.11. Article 11 of the Merger Agreement shall be amended by inserting the following new defined terms in the appropriate alphabetical order:

          ""Company Stock Warrant" shall have the meaning given to it in Section 2.1(c)."

          ""Connected Stock" shall mean 158,729 shares of Convertible Series C Preferred Stock in Connected Corp., a Delaware corporation, held by UAC."

          ""Determination Time" shall mean the Closing Date immediately prior to the purchase of any Warrants by Acquiror pursuant to any agreement."

          ""Initial Disbursement Amount" shall mean the meaning given to it in
     Section 8.3(c)."

          ""Total ATSI Equity Value" shall mean the total common equity value of ATSI at the Determination Time as determined in good faith by ATSI based on the (i) Total Consideration to be paid by Acquiror in the Merger, and (ii) the Net Indebtedness (excluding cash and cash equivalents held by the Company and UAC, but assuming the deemed exercise of all outstanding warrants and options to acquire ATSI Common Stock) at the Determination Time."

          ""Total UAC Common Equity Value" equals the total common equity value of UAC at the Determination Time as determined in good faith by UAC based on (i) the Total ATSI Equity Value, (ii) the number of fully diluted shares of ATSI Common Stock outstanding as of the Determination Time (assuming the exercise of all warrants and options to acquire shares of ATSI Common Stock) and the number of such shares held by UAC, (iii) cash and cash equivalents held by UAC (assuming the deemed exercise of all outstanding options to acquire shares of UAC Common Stock and Warrants), (iv) the value of the Connected Stock as of the Determination Time, and (v) the UAC Preferred Equity Value as of the Determination Time."

          ""UAC Equity Value Per Share" equals the quotient obtained by dividing
     (a) the Total UAC Common Equity Value by (b) the sum of (i) the total number of shares of UAC Common Stock issued and outstanding at the Determination Time, plus (ii) the total number of shares of UAC Common Stock which, at the Determination Time, may be issued pursuant to options to purchase or otherwise acquire shares of UAC Common Stock, whether or not such options are immediately exercisable, plus (iii) the total number of shares of UAC Common Stock which, at the Determination Time, may be issued pursuant to Warrants, whether or not such Warrants are immediately exercisable."

          ""UAC Preferred Equity Value" shall mean, as of any time of determination, the aggregate liquidation preference of the preferred stock of UAC, calculated in accordance with the Articles of Incorporation of UAC, at such time."

     Section 1.12. The Merger Agreement shall be amended by replacing Schedules A, B and C attached thereto with Schedules A, B and C attached hereto.


                                   ARTICLE 2.

                               GENERAL PROVISIONS

     Section 2.1. Severability. If any term or provision of this Amendment No. 1 shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Amendment No. 1 shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to Affect Materially and Adversely any Party, the Parties shall negotiate in good faith to modify this Amendment No. 1 as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled and consummated to the maximum extent possible.

     Section 2.2. Entire Agreement. This Amendment No. 1 (together with the Merger Agreement, the Confidentiality Agreement, the Disclosure Schedule, the Acquiror Disclosure Schedule and the other Collateral Documents delivered in connection therewith) constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral (other than the Merger Agreement, the Confidentiality Agreement, the Disclosure Schedule, the Acquiror Disclosure Schedule and the other Collateral Documents delivered in connection therewith), between the Parties, or any of them, with respect to the subject matter hereof. The Merger Agreement is hereby ratified and confirmed in all respects and shall continue in full force and effect.

     Section 2.3. Governing Law. The validity, interpretation, construction and performance of this Amendment No. 1 shall be governed by, and construed in accordance with, the applicable laws of the United States of America and the laws of the State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent that the provisions of the DGCL apply to the Merger.


     Section 2.4. Counterparts. This Amendment No. 1 may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Section 2.5. Mutual Drafting. This Amendment No. 1 is the result of the joint efforts of Acquiror and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any Party based on any presumption of that Party's involvement in the drafting thereof.

     Section 2.6. Authority. Each of Acquiror, the Company, UAC and ATSI represents and warrants that all requisite corporate action necessary for the valid execution and delivery of this Amendment No. 1 has been duly and effectively taken.

     IN WITNESS WHEREOF, Acquiror, the Company, UAC and ATSI have caused this Amendment No. 1 to be executed as of the date first written above by their respective officers thereunto duly authorized.

                         IRON MOUNTAIN INCORPORATED


                         By:  /s/ C. Richard Reese
                              _________________________________________
                              Name: C. Richard Reese
                              Title:   Chairman and Chief Executive Officer


                         ARCUS GROUP, INC.


                         By:  /s/ Clarke H. Bailey
                              _________________________________________
                              Name: Clarke H. Bailey
                              Title:   Chairman


                         UNITED ACQUISITION COMPANY


                         By:  /s/ Clarke H. Bailey
                              _________________________________________
                              Name: Clarke H. Bailey
                              Title:   Chairman


                         ARCUS TECHNOLOGY SERVICES, INC.


                         By:  /s/ Clarke H. Bailey
                              _________________________________________
                              Name: Clarke H. Bailey
                              Title:   Chairman

                                                                     Schedule A


                          AGREEMENT AND PLAN OF MERGER
                                OF UAC AND AGI

     THIS AGREEMENT AND PLAN OF MERGER (this "UAC Merger Agreement") is made
and entered into this     day of         , 1997, by and between United
Acquisition Company, a Nevada corporation whose address is 232 Court Street, Reno, Nevada 89501 ("UAC"), and Arcus Group, Inc., a Delaware corporation whose address is 901 Main Street, Suite 6100, Dallas, Texas 75202 ("AGI") (UAC and AGI are individually referred to as a "Constituent Corporation" and together referred to as "Constituent Corporations"). All capitalized terms used herein shall have the meanings ascribed to them in the IM Merger Agreement, as hereafter defined, as amended, unless otherwise specified herein.


                             W I T N E S S E T H:

     WHEREAS, UAC is a corporation duly organized and existing under the laws of the State of Nevada;

     WHEREAS, AGI is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, on the date of this UAC Merger Agreement (except as specified below), UAC has the authority to issue (i) Three Million (3,000,000) shares of Common Stock, par value $0.01 per share (the "UAC Common"), One Million One (1,000,001) shares of which are issued and outstanding; (ii) Two Hundred Thousand (200,000) shares of undesignated Preferred Stock, no shares of which are issued and outstanding, and (iii) Fifty Thousand (50,000) shares of Series A Preferred Stock, par value $0.01 per share (the "UAC Preferred"), 27,396 shares of which are issued and outstanding after giving effect to the payment of payment-in-kind dividends through November 20, 1997, as if such payments had occurred;

     WHEREAS, on the date of this UAC Merger Agreement (before giving effect to the amendments to the Certificate of Incorporation of AGI, discussed below), AGI has the authority to issue Eleven Million, Six Hundred Sixty-One Thousand, Two Hundred Ninety (11,661,290) shares of Common Stock, par value $0.0001 per share (the "AGI Common"), Eleven Million, Four Hundred Twenty-Six Thousand, Five Hundred Twenty-Five (11,426,525) shares of which are issued and outstanding;

     WHEREAS, following the merger of UAC into AGI, AGI will merge with and into Iron Mountain Incorporated, a Delaware corporation ("IM"), pursuant to the Agreement and Plan of Merger (the "IM Merger Agreement") by and among IM, AGI, UAC and Arcus Technology Services, Inc., dated as of September 26, 1997, as amended pursuant to Amendment No. 1 dated as of November 25, 1997, a true and correct copy of which agreement and amendment is attached hereto as Appendix A (the "IM Merger");

     WHEREAS, the Board of Directors of each Constituent Corporation has determined that it is advisable and to the advantage of such Constituent Corporation and its stockholders that UAC merge with and into AGI, upon the terms and conditions herein provided; and

     WHEREAS, the Board of Directors of each Constituent Corporation has adopted this UAC Merger Agreement and has directed that this UAC Merger Agreement be submitted to a vote of such Constituent Corporation's stockholders;

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, UAC and AGI hereby agree to merge as follows:

     1. Merger UAC shall be merged with and into AGI, and AGI shall survive the merger ("UAC Merger"), effective upon the date when this UAC Merger Agreement is made effective in accordance with applicable law (the "UAC Effective Time").


     2. Directors and Officers and Governing Documents. The directors and officers of AGI shall be the same at the UAC Effective Time as they are immediately prior thereto. The Certificate of Incorporation of AGI, as amended and restated and in effect at the UAC Effective Time, shall continue to be the Certificate of Incorporation of AGI as the surviving corporation, as amended in accordance with Section 3 hereto, until further amended in accordance with the provisions thereof and applicable laws. The bylaws of AGI, as amended and in effect at the UAC Effective Time, shall continue to be the bylaws of AGI as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

     3. Changes in the Certificate of Incorporation To Be Effected By the Merger. Prior to the UAC Effective Time AGI will amend its Certificate of Incorporation (i) to create a class of Preferred Shares of which 50,000 shares shall be authorized for issuance by the Board of Directors, with identical rights, preferences and privileges applicable to the UAC Preferred, after giving effect to the amendment to the Articles of Incorporation of UAC on the Closing Date prior to the UAC Effective Time as contemplated by the IM Merger Agreement ("UAC Charter Amendments"), (ii) to increase the number of authorized shares of common stock from 11,661,290 to 100,000,000, and (iii) to exempt the Merger from the limitations on transfers of shares of AGI, stock set forth in
Article XI of the AGI Certificate (collectively, the "AGI Charter Amendments.")


     4. Effect of Merger. From and after the UAC Effective Time, AGI as the surviving corporation shall possess all rights, privileges, powers and franchises and be subject to all restrictions, disabilities and duties of UAC and AGI, including without limitation, any duties to stockholders who exercise appraisal rights in connection with the UAC Merger, and the UAC Merger shall have all other effects, as provided under Section 259 of the DGCL. Pursuant to NRS [sec][sec].92A.250(e) and (f), all ownership rights in UAC shares prior to the UAC Merger will cease to exist at the UAC Effective Time and the former holders of UAC shares will be entitled only to the rights provided in this UAC Merger Agreement or created pursuant to NRS [sec][sec].92A.300 to 92A.500.

     5. Stock Transfer Books. At the UAC Effective Time, the stock transfer books of UAC shall be closed, and there shall be no further registrations or transfers of UAC Common or UAC Preferred thereafter on the records of UAC other than to AGI.


     6. Further Assurances. From time to time, as and when required by AGI or by its successors and assigns, there shall be executed and delivered on behalf of UAC such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in AGI the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of UAC and otherwise to carry out the purposes of this UAC Merger Agreement, and the officers and directors of AGI are fully authorized in the name and on behalf of UAC or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.


     7. Merger Consideration. At the UAC Effective Time, by virtue of the UAC Merger and without any action on the part of the stockholder thereof, (i) each share of the AGI Common outstanding immediately prior to the UAC Effective Time (other than Dissenting Shares) shall continue to remain outstanding, (ii) except as otherwise set forth in clause (iv) below, each share of the UAC Common outstanding immediately prior to the UAC Effective Time (other than Dissenting Shares) shall be changed and converted into that number ("UAC Common Conversion Number") of fully paid and nonassessable shares of AGI Common that is equal to the quotient of the UAC Equity Value Per Share, as hereafter defined, divided by the AGI Equity Value Per Share, as hereafter defined, (iii) each share of the UAC Preferred outstanding immediately prior to the UAC Effective Time (other than Dissenting Shares), together with any accrued and unpaid dividends thereon, shall be changed and converted into one (1) fully paid and nonassessable share of AGI Preferred with the same rights, preferences and privileges as applicable to the UAC Preferred after giving effect to the UAC Charter Amendments and the AGI Charter Amendments with an equal amount of accrued and unpaid dividends thereon and (iv) each share of the UAC Common outstanding immediately prior to the UAC Effective Time and owned of record by AGI shall be cancelled.


     7.1 UAC Equity Value Per Share. The UAC Equity Value Per Share shall mean the UAC Equity Value Per Share at the Determination Time under the IM Merger Agreement, as amended, immediately prior to the purchase of Warrants by IM pursuant to the Warrant Purchase Agreements (the "Determination Time").


     7.2 AGI Equity Value Per Share. The AGI Equity Value Per Share shall mean
(a) the total common equity value of AGI as of the Determination Time as determined in good faith by AGI based on (i) the Total UAC Common

Equity Value, (ii) the number of fully diluted shares of UAC Common as of the Determination Time (assuming the exercise of the Warrants and outstanding options to acquire UAC Common) and the number of such shares held by AGI, (iii) the cash and cash equivalents of AGI and (iv) the value of the 57% limited partnership interest of AGI in Damson East Texas Partners, L.P., valued by AGI at its fair value, as of the Determination Time, divided by (b) the total number of shares of AGI Common issued and outstanding as of the Determination Time.

     8. Stock Certificates. At the UAC Effective Time, all of the outstanding certificates which prior to that time represented shares of UAC Common shall for all purposes evidence ownership of and represent the shares of AGI Common into which the shares of UAC Common represented by such certificates have been converted as herein provided.

     9. Warrants. At the UAC Effective Time, each outstanding Warrant (if any) to purchase shares of UAC Common shall be converted into and become a warrant to purchase the UAC Warrant Conversion Number of shares of AGI Common as hereafter defined, at the UAC Warrant Conversion Price, as hereafter defined, and otherwise upon the same terms and subject to the same conditions as set forth in the award and agreement pursuant to which the warrant in question was issued. A sufficient number of shares of AGI Common shall be reserved for purposes of any outstanding warrants as of the UAC Effective Time. As of the UAC Effective Time, AGI hereby assumes all obligations of UAC under the awards and agreements pursuant to which any outstanding UAC warrants were issued.

     9.1 UAC Warrant Conversion Number. The UAC Warrant Conversion Number shall mean (a) the UAC Equity Value Per Share multiplied by the total number of shares for which the warrant in question may be exercised (whether or not such warrant is immediately exercisable), divided by (b) the AGI Equity Value Per Share.

     9.2 UAC Warrant Conversion Price. The UAC Warrant Conversion Price shall mean (a) the per share price for which the warrant in question may be exercised (whether or not such warrant is immediately exercisable) multiplied by the AGI Equity Value Per Share at the UAC Effective Time, divided by (b) the UAC Equity Value Per Share.

     10. Stock Options. At the UAC Effective Time, each option ("Plan Option" or "Options") to purchase shares of UAC Common granted under the UAC 1995 Stock Option Plan (the "UAC Stock Option Plan") that is outstanding at the Determination Time shall automatically be converted into and become an option to purchase the UAC Option Conversion Number, as hereafter defined, of shares of AGI Common at the UAC Option Conversion Price, as hereafter defined, and otherwise upon the same terms and subject to the same conditions as set forth in the UAC Stock Option Plan. A sufficient number of shares of AGI Common shall be reserved for purposes of the UAC Stock Option Plan as of the UAC Effective Time. As of the UAC Effective Time, AGI hereby assumes all obligations of UAC under the UAC Stock Option Plan, the outstanding Plan Options or portions thereof granted pursuant to the UAC Stock Option Plan. The UAC Option Conversion Number shall be (a) the UAC Equity Value Per Share multiplied by the total number of shares for which the option in question may be exercised as of the UAC Effective Time (whether or not such option is immediately exercisable), divided by (b) the AGI Equity Value Per Share. The UAC Option Conversion Price shall mean (a) the per share price for which the option in question may be exercised at the UAC Effective Time (whether or not such option is immediately exercisable) multiplied by the AGI Equity Value Per Share, divided by (b) the UAC Equity Value Per Share.

     11. Other Employee Benefit Plans. As of the UAC Effective Time, AGI hereby assumes all obligations of UAC under and undertakes sponsorship of any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

     12. Termination. Subject to the terms and conditions of the IM Merger Agreement, as amended, this UAC Merger Agreement may be terminated and abandoned whether before or after approval of this Agreement by the stockholders of UAC or AGI, or both, by mutual consent of the Boards of Directors of both Constituent Corporations at any time prior to the UAC Effective Time.

     13. Amendment. Subject to the terms and conditions of the IM Merger Agreement, this UAC Merger Agreement may be amended by the Boards of Directors of both Constituent Corporations at any time prior to the UAC Effective Time; provided, however, that after approval of this Agreement by the stockholders of UAC and

AGI, no amendment which, under Nevada or Delaware law, would have required approval of the UAC stockholders or AGI stockholders, respectively, if made before approval, may be made after approval without the approval of the UAC stockholders or AGI stockholders, respectively. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     14. Counterparts. This UAC Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, this UAC Merger Agreement, having first been duly approved by resolution of the boards of directors of UAC and AGI is hereby executed on behalf of each said two corporations by their respective officers thereunto duly authorized.

                                                  UNITED ACQUISITION COMPANY,
                                                  a Nevada corporation



                                                  By: --------------------------
                                                      Clarke H. Bailey

                                                       President and Chief
                                                       Executive Officer



                                                  By: --------------------------
                                                      Richard S. Meller

                                                       Secretary



                                                  ARCUS GROUP, INC.,
                                                  a Delaware corporation



                                                  By: --------------------------
                                                      Clarke H. Bailey

                                                       President and Chief
                                                       Executive Officer



                                                  By: --------------------------
                                                      Richard S. Meller

                                                       Secretary

                                                                     Schedule B


                          AGREEMENT AND PLAN OF MERGER
                                OF ATSI AND AGI

     THIS AGREEMENT AND PLAN OF MERGER (this "ATSI Merger Agreement") is made
and entered into this     day of           , 1997, by and between Arcus
Technology Services, Inc., a Delaware corporation, ("ATSI"), and Arcus Group, Inc., a Delaware corporation ("AGI") (ATSI and AGI are individually referred to as a "Constituent Corporation" and together referred to as "Constituent Corporations"). All capitalized terms used herein shall have the meanings ascribed to them in the IM Merger Agreement, as hereafter defined, as amended, unless otherwise specified herein.


                             W I T N E S S E T H:

   WHEREAS, ATSI is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, AGI is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, on the date of this ATSI Merger Agreement, ATSI has the authority to issue Five Million (5,000,000) shares of Common Stock, par value $0.01 per share (the "ATSI Common"), Three Million, Three Hundred Twenty-Five Thousand, Two Hundred Twenty-Nine (3,325,229) shares of which are issued and outstanding;


     WHEREAS, as of the date of this ATSI Merger Agreement, AGI has the authority to issue Eleven Million, Six Hundred Sixty-One Thousand, Two Hundred Ninety (11,661,290) shares of Common Stock, par value $0.0001 per share (the "AGI Common"), 11,426,525 shares of which are issued and outstanding;

     WHEREAS, as of the ATSI Effective Time, as defined below, AGI will have amended its Certificate of Incorporation to increase the authorized number of shares of AGI Common from Eleven Million Six Hundred Sixty-One Thousand, Two Hundred Ninety (11,661,290) to One Hundred Million (100,000,000) and create a class of preferred shares of which there will be authorized Fifty Thousand (50,000) shares, par value $0.0001 per share (the "AGI Preferred") with the same rights, preferences and privileges applicable to shares to Series A Preferred Stock of UAC, after giving effect to the amendments to the Articles of incorporation of UAC as contemplated by the IM Merger Agreement, as amended, (including Schedule C thereto);

     WHEREAS, following the merger of ATSI with and into AGI, AGI will merge with and into Iron Mountain Incorporated, a Delaware corporation ("IM"), pursuant to the Agreement and Plan of Merger (the "IM Merger Agreement") by and among IM, AGI, United Acquisition Company, a Delaware corporation ("UAC") and ATSI, dated as of September 26, 1997, as amended pursuant to Amendment No. 1 dated as of November 25, 1997, a true and correct copy of which agreement and amendment is attached hereto as Appendix A (the "IM Merger");

     WHEREAS, the Board of Directors of each Constituent Corporation has determined that it is advisable and to the advantage of such Constituent Corporation and its stockholders that ATSI merge with and into AGI, upon the terms and conditions herein provided; and

     WHEREAS, the Board of Directors of each Constituent Corporation has adopted this ATSI Merger Agreement and has directed that this ATSI Merger Agreement be submitted to a vote of such Constituent Corporation's stockholders;

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, ATSI and AGI hereby agree to merge as follows:

     1. Merger. ATSI shall be merged with and into AGI, and AGI shall survive the merger ("ATSI Merger"), effective on the date and at the time when this ATSI Merger Agreement is made effective in accordance with applicable law (the "ATSI Effective Time").

     2. Directors and Officers and Governing Documents. The directors and officers of AGI shall be the same at the ATSI Effective Time as they are immediately prior thereto. The Certificate of Incorporation of AGI, as amended and restated and in effect at the ATSI Effective Time, shall continue to be the Certificate of Incorporation of AGI as the surviving corporation, until further amended in accordance with the provisions thereof and applicable laws. The bylaws of AGI, as amended and in effect at the ATSI Effective Time, shall continue to be the bylaws of AGI as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

     3. Effect of Merger. From and after the ATSI Effective Time, AGI as the surviving corporation shall possess all rights, privileges, powers and franchises and be subject to all restrictions, disabilities and duties of ATSI and AGI, including without limitation, any duties to stockholders who exercise appraisal rights in connection with the ATSI Merger, and the ATSI Merger shall have all other effects, as provided under Section 259 of the DGCL. All ownership rights in ATSI shares prior to the ATSI Merger will cease to exist at the ATSI Effective Time except as provided by law.

     4. Stock Transfer Books. At the ATSI Effective Time, the stock transfer books of ATSI shall be closed, and there shall be no further registrations or transfers of ATSI Common thereafter on the records of ATSI other than to AGI.

     5. Further Assurances. From time to time, as and when required by AGI or by its successors and assigns, there shall be executed and delivered on behalf of ATSI such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in AGI the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of ATSI and otherwise to carry out the purposes of this ATSI Merger Agreement, and the officers and directors of AGI are fully authorized in the name and on behalf of ATSI or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     6. Merger Consideration. At the ATSI Effective Time, by virtue of the ATSI Merger and without any action on the part of any stockholder thereof, (i) each share of the AGI Common and AGI Preferred outstanding immediately prior to the ATSI Effective Time (other than, as to shares of AGI Common outstanding on the record date for determining shares entitled to vote on the Merger of UAC with and into AGI, Dissenting Shares) shall continue to remain outstanding, (ii) except as set forth in clause (iii) below, each share of the ATSI Common outstanding immediately prior to the ATSI Effective Time (other than Dissenting Shares) shall be changed and converted into that number ("ATSI Common Conversion Number") of fully paid and nonassessable shares of AGI Common that is equal to the quotient of the ATSI Equity Value Per Share, as hereafter defined, divided by the AGI Equity Value Per Share, as hereafter defined and
(iii) each share of the ATSI Common outstanding immediately prior to the ATSI Effective Time and owned of record by AGI shall be cancelled.

     6.1 ATSI Equity Value Per Share. The ATSI Equity Value Per Share shall mean (a) the Total Equity Value of ATSI as of the time of the Closing Date under the IM Merger Agreement, as amended, immediately prior to the purchase of Warrants by IM pursuant to the Warrant Purchase Agreements (the "Determination Time") divided by (b) the sum of (i) the total number of shares of ATSI Common issued and outstanding as of the Determination Time, plus (ii) the number of shares of ATSI Common which, as of the Determination Time, may be issued pursuant to options to purchase or otherwise acquire shares of ATSI Common whether or not such options are vested or immediately exercisable, plus (iii) the number of shares of ATSI Common which, as of the Determination Time, may be issued pursuant to any warrants to purchase or otherwise acquire shares of ATSI Common whether or not such warrant is immediately exercisable.

     6.2 AGI Equity Value Per Share. The AGI Equity Value Per Share shall mean
(a) the total common equity value of AGI as of the Determination Time as determined in good faith by AGI based on (i) the Total UAC Common Equity Value,
(ii) the number of fully diluted shares of UAC Common as of the Determination Time (assuming the exercise of the Warrants and outstanding options to acquire UAC Common) and the number of such shares held by AGI, (iii) the cash and cash equivalents of AGI and (iv) the value of the 57% limited partnership interest of AGI in Damson East Texas Partners, L.P., valued by AGI at its fair value, as of the Determination Time divided by (b) the total number of shares of AGI Common issued and outstanding as of the Determination Time.

     7. Stock Certificates. At the ATSI Effective Time, all of the outstanding certificates which prior to that time represented shares of ATSI Common shall for all purposes evidence ownership of and represent the shares of AGI

Common into which the shares of ATSI Common represented by such certificates have been converted as herein provided.

     8. Warrants. At the ATSI Effective Time, each outstanding warrant (if any) to purchase shares of ATSI Common shall be converted into and become a warrant to purchase the AGI Warrant Conversion Number, as hereafter defined, of shares of AGI Common at the AGI Warrant Conversion Price, as hereafter defined, and otherwise upon the same terms and subject to the same conditions as set forth in the award and agreement pursuant to which the warrant in question was issued. A sufficient number of shares of AGI Common shall be reserved for purposes of any outstanding warrants as of the ATSI Effective Time. As of the ATSI Effective Time, AGI hereby assumes all obligations of ATSI under the awards and agreements pursuant to which any outstanding ATSI warrants were issued. The ATSI Warrant Conversion Number shall mean the (a) the ATSI Equity Value Per Share less the exercise price of such warrant, multiplied by (b) the total number of shares for which the warrant in question may be exercised (whether or not such warrant is immediately exercisable), divided by (c) the AGI Equity Value Per Share. The ATSI Warrant Conversion Price shall be one hundreth of one cent ($0.0001) per underlying share.

     9. Stock Options. At the ATSI Effective Time, each outstanding option ("Plan Option" or "Options") to purchase shares of ATSI Common granted under the UAC Holdings Corporation 1995 Stock Option Plan (the "ATSI Stock Option Plan") shall be converted into and become an option to purchase the ATSI Option Conversion Number of shares of AGI Common at the ATSI Option Conversion Price and otherwise upon the same terms and subject to the same conditions as set forth in the ATSI Stock Option Plan. A sufficient number of shares of AGI Common shall be reserved for purposes of the ATSI Stock Option Plan as of the ATSI Effective Time. As of the ATSI Effective Time, AGI hereby assumes all obligations of ATSI under the ATSI Stock Option Plan, the outstanding Plan Options or portions thereof granted pursuant to the ATSI Stock Option Plan. The ATSI Option Conversion Number shall mean (a) the ATSI Equity Value Per Share multiplied by the total number of shares for which the option in question may be exercised as of the Determination Time (whether or not such option is vested and whether or not such option is immediately exercisable), divided by (b) the AGI Equity Value Per Share. The ATSI Option Conversion Price shall mean (i) the per share price for which the option in question may be exercised as of the Determination Time (whether or not such option is vested and whether or not such option is immediately exercisable) multiplied by the AGI Equity Value Per Share, divided by (ii) the ATSI Equity Value Per Share.

     10. Other Employee Benefit Plans. As of the ATSI Effective Time, AGI hereby assumes all obligations of UAC under and undertakes sponsorship of any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

     11. Termination. Subject to the terms and conditions of the IM Merger Agreement, as amended, this ATSI Merger Agreement may be terminated and abandoned whether before or after approval of this Agreement by the stockholders of ATSI or AGI, or both, by mutual consent of the Boards of Directors of both Constituent Corporations at any time prior to the ATSI Effective Time.

     12. Amendment. Subject to the terms and conditions of the IM Merger Agreement, this ATSI Merger Agreement may be amended by the Boards of Directors of both Constituent Corporations at any time prior to the ATSI Effective Time; provided, however, that after approval of this Agreement by the stockholders of ATSI and AGI, no amendment which, under Delaware law, would have required approval of the ATSI stockholders or AGI stockholders, if made before approval, may be made after approval without the approval of the ATSI stockholders or AGI stockholders, respectively. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     13. Counterparts. This ATSI Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, this ATSI Merger Agreement, having first been duly approved by resolution of the boards of directors of ATSI and AGI is hereby executed on behalf of each said two corporations by their respective officers thereunto duly authorized.

                                                  ARCUS TECHNOLOGY SERVICES,
                                                  INC.,
                                                  a Delaware corporation



                                                  By: --------------------------
                                                      Clarke H. Bailey

                                                       President and Chief
                                                       Executive Officer



                                                  By: --------------------------
                                                      Julien H. Meyer, III

                                                       Secretary



                                                  ARCUS GROUP, INC.,
                                                  a Delaware corporation



                                                  By: --------------------------
                                                      Clarke H. Bailey

                                                       President and Chief
                                                       Executive Officer



                                                  By: --------------------------
                                                      Richard S. Meller

                                                       Secretary

                                                                     Schedule C


                         DESCRIPTION OF REORGANIZATION

     Step 1: Acquiror Purchases Warrants to Purchase
          Approximately 1,467,207 Shares of UAC Common for Cash in the Amount of Approximately $29,842,000.

     1. Acquiror Board authorizes purchase of warrants and adoption of Warrant Purchase Agreement pursuant to Board Resolutions. (Satisfied as of September 26, 1997, which date is hereafter referred to as the "Execution Date".)

     2. Acquiror and selling Warrant Holders enter into Warrant Purchase Agreement. Pursuant to Section 4.05 of Warrant Agreements. UAC gives prior written consent to transfer of warrants.

     3. Selling Warrant Holders execute forms of Assignment of Warrant, attached to Warrant Agreements. (Consent requirement satisfied as of Execution
Date)

     4. All UAC shareholders who are parties to UAC Shareholders Agreement waive rights of first refusal, inclusion, notice of transfer and right to require sale of not less than all "Stock" under Article III of UAC Shareholders Agreement and consent to sale of warrants to Acquiror. (Satisfied as of the Execution Date.)

     Step 2: UAC Repurchases Warrants to Purchase Approximately 32,793
          Shares of UAC Common In Exchange for Connected Stock

     1. UAC Board waives notice of special meeting. Satisfied as of the Execution Date.

     2. By unanimous vote of all UAC directors (in light of waiver of prior notice of meeting and UAC Shareholders Agreement [sec]2.5) , UAC Board takes following actions (each of which satisfied as of the Execution Date):

     A. Determines that repurchase (i.e., distribution) is authorized under Nevada law in that after giving effect to the distribution, UAC will be able to pay its debts as they become due in the usual course of business. (NRS 78.191).

     B. Approves, subject to Series A Preferred Shareholder approval by vote of 66-2/3%, Warrant Repurchase.

     C. Approves, subject to Series A Preferred Shareholder approval by vote of 66-2/3%, amendment to UAC articles of incorporation to provide that prohibition under Article VI, Section 2(b) of UAC Articles of Incorporation on payment of distributions or dividends or redemption of shares of any other class or series of UAC stock until all accrued and unpaid dividends on Series A Preferred shares have been fully paid and until all PIK shares have been redeemed shall not apply to transactions in connection with merger of AGI into UAC, including each aspect of this Schedule C.

     D. Calls special meeting of UAC Series A Preferred Shareholders for purpose of approving warrant repurchase and distribution pursuant to Repurchase Agreement and voting on amendment.

     E. Sets record date for Series A Preferred Shareholders entitled to notice and vote.

     3. UAC sends Notice of Special Meeting of Holders of Series A Preferred shares which sets forth place, date, hour, and specific purpose of special meeting.

     4. All UAC shareholders who are parties to UAC Shareholders Agreement waive, in writing, rights of first refusal, inclusion, notice of transfer and right to require sale of not less than all "Stock" under Article III of UAC Shareholders Agreement and consent to sale of warrants to UAC. (Satisfied as of the Execution Date)

     5. Warrant Holders receive, in writing, prior notice of warrant repurchase.


     6. Series A Preferred Shareholders vote to approve Warrant repurchase and amend UAC Articles of Incorporation, in accordance with commitment to vote Series A Preferred shares pursuant to Stockholders Agreement among IM and certain stockholders of UAC and AGI.

     7. Series A Preferred Shareholders approve warrant repurchase by 66-2/3% vote.

     8. Under Section 4.1(c) of Connected Stock Purchase Agreement, UAC notifies Connected Corp. of proposed disposition of Connected Stock and provides statement of surrounding circumstances. If reasonably requested by Connected Corp., UAC must furnish Connected Corp. with legal opinion that disposition will not require registration and appropriate action necessary for compliance with all applicable securities laws has been taken.

     9. Selling Warrant Holders agree to be bound by terms and conditions of Connected Rights Agreement in order to be assignees of registration rights thereunder, pursuant to Section 1.11 of Connected Rights Agreement. (Satisfied as of the Execution Date)

     10. UAC assigns to selling Warrant Holders all assignable rights under Connected Co-Sale Agreement.

     Step 2a: Thomas Seefurth Transfers Single share of Arcus Data Security Ltd. (U.K.) to Arcus Data Security, Inc. or IM's designee, whichever IM Directs. UAC Assigns ATI Stock Purchase Agreement to Wholly Owned Subsidiary of UAC. ATSI Assigns ATI Environmental Agreement to IM.

     Step 3: UAC Merges into AGI. UAC Shareholders Receive AGI Stock at the Exchange Ratio Set Forth in Schedule A to the Merger Agreement. UAC Option Holders receive Similar Options in AGI on Tax Free Basis. Holders of UAC Preferred Receive Similar Preferred Stock in AGI (after giving effect to AGI Charter Amendment). UAC Warrant Holders Receive AGI Warrants. UAC Shares Held by AGI are canceled.

     Actions by AGI

     1. AGI Board waives in writing notice of special meeting. (Satisfied as of the Execution Date)

     2. By unanimous vote of all AGI directors, AGI Board takes following actions at special meeting: (Satisfied as of the Execution Date)

     A. Adopts, subject to shareholder approval, an amendment to articles of incorporation (i) to authorize a class of 50,000 shares of Preferred Stock,
     (ii) to increase the number of shares of common stock from 11,661,290 to 100,000,000 and (iii) to remove restriction of Section 11.01 on transfer by operation of merger that would otherwise preclude IM Merger. (DGCL 242)

     B. Adopts, subject to shareholder approval, agreement and plan of merger of UAC into AGI.

     C. Reserves AGI stock for all holders of former UAC options and holders of outstanding former UAC warrants.

     D. Calls special meeting of AGI Shareholders for purpose of approving amendments to articles of incorporation and agreement and plan of merger of UAC into AGI.

     E. Sets record date for Shareholders entitled to notice and vote.

     3. AGI gives Notice of Special Meeting to AGI Shareholders at address on AGI's records, which sets forth place, date and hour of special meeting and specific purpose of meeting.

     4. AGI gives AGI Shareholders notice of appraisal rights under DGCL 262, together with a copy of Section 262, together with the notice of Special Meeting.

     5. AGI shareholders approve amendments to articles of incorporation and merger of UAC into AGI by vote of holders of majority of shares.

     6. AGI files certificate of amendment with Delaware Secretary of State.

     7. AGI files certificate of merger with Delaware Secretary of State.

     8. AGI assumes in writing the obligation to deliver to each Warrant Holder such shares of stock, securities or other property (including cash) as the Warrant Holders may be entitled to receive upon exercise of the warrants. (Satisfied as of the Execution Date)

     9. Each UAC Warrant Holder receives, in writing, notice of the "Capital Change."

     10. AGI shareholders who do not vote for merger may have appraisal rights under Delaware law.

     Actions by UAC

     1. UAC Board waives in writing notice of special meeting. (UAC Bylaws, [sec]2.4.4) (Satisfied as of the Execution Date).

     2. By unanimous vote of all UAC directors (see UAC Shareholders Agreement, [sec]2.5), UAC Board takes following actions at special meeting (satisfied as of the Execution Date) or as to the second clause of paragraph A, November 1997:

     A. Adopts, subject to approval of holders of 66-2/3% of Series A Preferred Shares and majority of Common Shares, amendment to articles of incorporation to clarify that merger of UAC into controlling shareholder shall not be treated as liquidation if the surviving corporation is controlled by shareholders who, immediately prior to the merger, controlled, directly or indirectly, all of the voting shares of UAC. (See UAC Articles, IV.3(a), (b)), and to reduce the liquidation preference of shares of UAC Series A Preferred Stock in connection with the Transactions from $1,000 per share, plus all accrued but unpaid dividends thereon (whether or not such dividends have been declared) to the Closing of the Merger by an amount (not to exceed $50.00) determined by the Board of Directors equal to the quotient of (i) the product of (A) $1,000 per share, plus all accrued but unpaid dividends thereon (whether or not such dividends have been declared) to the Closing of the Merger and (B) the Expenses to be paid at or prior to the Closing by the Arcus Parties (such amount is anticipated to be approximately $3.1 million) divided by (ii) the Total Equity Consideration (before giving effect to the Expenses discussed in clause (i)(B) above).

     B. Adopts, subject to approval of holders of 66-2/3% of Series A Preferred Shares and majority of Common Shares, agreement and plan of merger of UAC into AGI.

     C. Adopts resolution providing for assumption by AGI, of UAC options and authorizes any amendments to option award agreements, providing that there shall be no acceleration of options except as required or contemplated by the merger transactions.

     D. Calls special meeting of UAC Series A Preferred Stockholders and Common Stockholders for purpose of approving amendment to articles and agreement and plan of merger of UAC and AGI.

     E. Sets record date for Series A Preferred Stockholders and Common Stockholders entitled to notice and vote.

     3. UAC gives Notice of Special Meeting to all holders of Series A Preferred Stock and Common Stock, which sets forth place, date and hour of special meeting and specific purpose of meeting.

     4. UAC gives holders of Series A Preferred Shares at least ten days prior notice of (i) effective date of UAC merger, and (ii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock or Series A Preferred shall be entitled to exchange their shares. (UAC Articles IV.8).

     5. All UAC shareholders who are parties to the UAC Shareholders Agreement waive rights of first refusal, inclusion, notice of transfer and right to require sale of not less than all "Stock" under Article III of UAC Shareholders Agreement. (Satisfied as of Execution Date)

     6. Actions to be taken at special meeting of Series A Preferred Stockholders and Common Stockholders or by proxy:

     A. Holders of Series A Preferred Shares approve amendment to articles and merger by 66-2/3% vote.

     B. Holders of Common Stock approve amendment to articles and agreement and plan of merger of UAC into AGI by majority vote.

     7. UAC files certificates of amendment of articles with Nevada Secretary of State.

     8. UAC files articles of merger with Nevada Secretary of State.

     9. UAC Series A Preferred Shareholders and Common Stockholders who do not approve merger (and who had right to vote thereon) may have dissenters rights under Nevada law.

     10. Merger of UAC into AGI triggers right of Zurich Depository Corporation (or its assignee) to exercise its warrant.

     Step 4: ATSI Merges into AGI. ATSI Options are Converted into AGI Options. Minority ATSI Shareholders Receive AGI Common Stock at the Exchange Ratio Set Forth in Schedule B to the Merger Agreement. ATSI Shares Held by AGI are Canceled.

   Actions by AGI

     1. AGI Board waives in writing notice of special meeting. (Satisfied as of the Execution Date)

     2. By unanimous vote of all AGI directors, AGI Board takes following actions at special meeting (which actions are taken as of the Execution Date):

     A. Adopts, subject to shareholder approval, agreement and plan of merger of ATSI into AGI.

     B. Reserves AGI stock for holders of former ATSI options.

     C. Authorizes officers to require exercise of former ATSI options that are vested and UAC options that are non-qualified.

     D. Calls special meeting of holders of AGI Preferred and Common Shares for purpose of approving agreement and plan of merger of ATSI into AGI.

     E. Sets record date for Shareholders entitled to notice and vote.

     3. AGI gives Notice of Special Meeting to AGI Common Stockholders at address on AGI's records, which sets forth place, date and hour of special meeting and specific purpose of meeting.

     4. AGI gives all shareholders notice of appraisal rights under DGCL 262 together with a copy of Section 262.

     5. AGI shareholders approve amendments to articles of incorporation and merger of ATSI into AGI by vote of holders of majority of Common Shares.

     6. AGI files certificate of merger with Delaware Secretary of State.

     7. AGI holders of Common Stock who do not vote for merger may have appraisal rights under Delaware law.

     Actions by ATSI

     1. ATSI Board waives in writing notice of special meeting. (Satisfied as of Execution Date).

     2. ATSI Board takes following actions:

     A. Adopts, subject to shareholder approval, agreement and plan of merger of ATSI into AGI.

     B. Adopts resolution providing for assumption of ATSI options by AGI and providing that there shall be no acceleration of vesting unless Board, acting through the Committee or as provided in the IM Merger Agreement provides otherwise.

     C. Calls special meeting of ATSI shareholders for purpose of approving agreement and plan of merger of ATSI into AGI.

     D. Sets record date for shareholders entitled to notice and vote.

     3. ATSI gives Notice of Special Meeting to ATSI Stockholders.

     4. ATSI gives shareholders notice of appraisal rights under DGCL 262 together with a copy of Section 262 not less than 20 days before the meeting.

     5. ATSI shareholders approve merger of ATSI into AGI by majority vote.

     6. ATSI files certificate of merger with Delaware Secretary of State.

     7. ATSI shareholders who do not vote for merger may have appraisal rights under Delaware law.

     8. Holders of UAC Series A Preferred Shares approve, by 66-2/3% vote, merger of ATSI into AGI.

     Step 5: AGI may Distribute Damson Interest to Holders of AGI Preferred Shares.

     1. AGI Board waives notice of special meeting. (Satisfied as of the Execution Date).

     2. By unanimous vote of all AGI Directors, AGI Board takes following actions (satisfied as of the Execution Date):

     A. Determines distribution in partial redemption of shares of Preferred Stock mis authorized under Delaware law in that following the distribution, AGI will be able to pay its debts as they become due.

     B. Sets record date for Preferred Shareholders entitled to distribution not more than 60 days prior to the distribution.

     3. AGI obtains waiver of right of first refusal and a consent to transfer of more than 50% of Damson Interest from other Damson partners, including General Partner.

     4. AGI executes assignment of Damson Interest to each Preferred Shareholder, or the Damson Interest is disposed of through other means.